Exhibit 1.A (5) (a)

Specimen Flexible Premium Variable Life Insurance Policy

WESTERN RESERVE LIFE

ASSURANCE CO. OF OHIO

(A STOCK COMPANY)

Home Office: Cleveland, Ohio

Administrative Office: Clearwater, Florida

IN THIS POLICY the Primary Insured is named on Page 3. The Primary Insured will be referred to as YOU or YOUR. Western Reserve Life assurance co. of ohio will be referred to as WE, OUR or US.

IF YOU DIE before the Maturity Date and while this Policy is in force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of your death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

IF YOU ARE ALIVE on the Maturity Date and this Policy is in force, WE WILL PAY the Net Cash Value as of the Maturity Date. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this contract.

IN WITNESS WHEREOF, we have signed this Policy at our Office in Clearwater, Florida as of the Policy Date.

“Signature Appears Here”	“Signature Appears Here”
Secretary	President

RIGHT TO EXAMINE POLICY - The Owner may cancel this Policy by returning it to us at P.O. Box 5068, Clearwater, Florida 33518 or to the representative through whom it was purchased within the later of: (a) 45 days after the application was signed; (b) 10 days after receipt of this Policy; or (c) 10 days after we mail or deliver the Notice of Withdrawal Right. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

1.	The difference between the premiums paid and the amounts allocated to any subaccounts under the Policy; plus

2.	The total amount of monthly deductions made and any other charges imposed on amounts allocated to the subaccounts; plus

3.	The value of amounts allocated to the subaccounts on the date we or our agent receive the returned Policy.

If state law does not authorize the calculation above, the refund will be the total of all premiums paid for this Policy.

Flexible Premium Variable Life Insurance Policy

Death Benefit Proceeds Payable at Death of Primary Insured

Prior to Maturity Date

Net Cash Value Payable at Maturity Date

Flexible Premiums Payable During Lifetime of Primary Insured

Until the Maturity Date

Non-Participating - No Dividends

Some Benefits Reflect Investment Results

Form VL.01.09.85

WESTERN RESERVE LIFE ASSURANCE COMPANY OF OHIO

CLEARWATER, FLORIDA

POLICY SCHEDULE

PRIMARY INSURED	JOHN DOE	POLICY NUMBER	01-12345678

ISSUE AGE AND SEX	35 - MALE	POLICY DATE	September 1, 1985

SPECIFIED AMOUNT	$100,000	RECORD DATE	September 1, 1985

OPTION TYPE	A	MATURITY DATE	September 1, 2045

PLANNED PREMIUM	$1,320.00	INITIAL PREMIUM	$1,320.00

PAYMENT FREQUENCY	ANNUALLY	MINIMUM MONTHLY FIRST YEAR PREMIUM	$100.17

RATE CLASS	PREFERRED

VARIABLE AMOUNTS USED IN THE DETERMINATION OF POLICY VALUES REFER TO POLICY VALUE PROVISIONS

GUIDELINE PREMIUM	$1,156.00
PAYMENT APPLICATION PERCENTAGE	89.75%
MONTHLY FIRST YEAR ISSUE CHARGE	$30.00
MORTALITY AND EXPENSE RISK CHARGE	.00002455
MINIMUM POLICY REQUIREMENTS
MINIMUM PAYMENT	$50.00
MINIMUM SPECIFIED AMOUNT	$50,000
MINIMUM ALLOCATION PERCENTAGE	10%
MINIMUM WITHDRAWAL AMOUNT	$500

THE MATURITY DATE IS THE ANNIVERSARY NEAREST YOUR 95TH BIRTHDAY. IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY DATE SHOWN IF EITHER: PREMIUMS PAID FOLLOWING PAYMENT OF THE INITIAL PREMIUM, OR INVESTMENT RESULTS ON THE DESIGNATED SUBACCOUNTS, ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE.

Form VL.01.09.85

DEFINITIONS

AGE. Issue Age refers to the age on the insured’s birthday nearest the Policy Date. Attained Age refers to the Issue Age plus the number of completed policy years.

ANNIVERSARY. The same day and month as the Policy Date for each succeeding year the Policy remains in force.

IN FORCE. Condition under which the coverage is active and the insured’s life remains insured.

INITIAL PREMIUM. The amount which must be paid before coverage begins. The amount is shown on Page 3.

LOAN ACCOUNT. An account to which amounts equal to the loan are transferred from the Separate Account as collateral for policy loans.

MATURITY DATE. The date when coverage under the Policy will terminate if the Primary Insured is living and the Policy is in force.

MONTHIVERSARY. The day of each month coinciding with the Policy Date. If there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

NET PREMIUM. The portion of the premium available for allocation to the subaccounts as set forth in the Policy Value Provisions.

OFFICE. Refers to our Administrative Office located in Clearwater, Florida.

POLICY DATE. The date coverage is effective and monthly deductions commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on Page 3.

RECORD DATE. The date the Policy is recorded on our books as an in force Policy. The Record Date is shown on the Page 3.

RIDER. Any attachment to this Policy which provides additional coverages or benefits.

SEC. The Securities and Exchange Commission.

SURRENDER. The termination of the Policy at the option of the Owner.

TERMINATION. Condition when the insured’s life is no longer insured under the coverage provided.

VALUATION DATE. Each Monday through Friday except customary national, regional or local business holidays. It coincides with the end of the valuation period.

VALUATION PERIOD. The period commencing at the end of one valuation date and continuing to the end of the next succeeding valuation date.

VOID. To treat the Policy as though it had never been issued.

Form VL.01.09.85

GENERAL PROVISIONS

THE CONTRACT. This Policy is issued in consideration of the attached application and payment of the initial premium. This Policy, the attached application and any additional applications at the time of reinstatement or increase in Specified Amount constitute the entire contract. All statements in the application, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No policy provision can be waived or changed except by endorsement. Such endorsement must be signed by our President or Secretary.

OWNERSHIP. This Policy belongs to the Owner. The Owner, as named in the application or subsequently changed, may exercise all rights under this Policy during your lifetime including the right to transfer ownership. If the Owner should die during your lifetime, ownership of this Policy will pass to the Owner’s estate if no Contingent Owner is named.

We will not be bound by any change in the Ownership designation unless it is made in writing and received at our Office. The request must be made by the Owner in a form acceptable to us. The change will be effective on the date it was signed; however, no change will apply to any payment we made before the change is received. If we request, this Policy must be returned to our Office for endorsement.

BENEFICIARY. The Beneficiary, as named in the application or subsequently changed, will receive the benefits payable at your death. If the Beneficiary dies before you, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary survives you, the benefits payable at your death will be paid to the Owner or the Owner’s estate.

We will not be bound by any change in the Beneficiary designation unless it is made in writing and received at our Office. The request must be made by the Owner in a form acceptable to us. The change will be effective on the date it was signed; however, no change will apply to any payment we made before the change is received. If we request, this Policy must be returned to our Office for endorsement.

ASSIGNMENT. This Policy may be assigned. We will not be bound by any assignment unless made in writing and received at our Office; however, no assignment will apply to any payment made before the assignment is received. We assume no responsibility for the validity of any assignment.

INCONTESTABILITY. This Policy shall be incontestable as to the initial Specified Amount after it has been in force, while you are still alive, for two years from the Policy Date.

A new two year contestability period shall apply to each increase in insurance amount beginning on the effective date of each increase and will apply only to statements made in the application for the increase.

If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.

Form VL.01.09.85

PREMIUM PROVISIONS

PAYMENT. The initial premium shown on Page 3 must be paid on or before the Policy Date. All premiums after the initial premium are payable at our Office.

PREMIUMS. The amount and frequency of Planned Premiums are shown on Page 3. The amount and frequency may be changed upon request, subject to our approval.

While this Policy is in force, additional premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any premium if:

1.	The amount is below the Minimum Payment requirement shown on Page 3; or

2.	The premium would increase the death benefit by more than the amount of the premium; or

3.	The premium would disqualify this Policy as a life insurance contract as defined by the Internal Revenue Code and applicable regulations.

GRACE PERIOD. If the net cash value on any Monthiversary is not sufficient to cover the monthly deductions on such day, we will mail a notice to the last known address of the Owner and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment of premiums. The payment must at least be sufficient to provide a net premium to cover the sum of the monthly deductions due within the grace period. The notice will specify the minimum payment and the final date on which such payment must be received by us to keep the Policy in force. The Policy will remain in force during the grace period.

If the amount due is not received by us within the grace period, all coverage under the Policy and any riders will terminate without value at the end of the grace period.

During the first policy year, the Policy will remain in force and no grace period will begin provided the premium paid each month is at least equal to the Minimum Monthly First Year Premium shown on Page 3.

REINSTATEMENT. If this Policy terminates, as provided in the Grace Period section, it may be reinstated. The reinstatement is subject to:

1.	Receipt at our Office of a written request from the Owner. Such request must be within 5 years after the date of termination and prior to the Maturity Date; and

2.	Receipt of evidence of insurability satisfactory to us; and

3.	Payment of a minimum premium sufficient to provide a net premium to cover (a) 1 monthly deduction at the time of termination, plus (b) the next 2 monthly deductions which will become due after the time of reinstatement; and

4.	Payment of an additional amount sufficient to cover any unpaid portion of the Monthly First Year Issue Charge.

The effective date of a reinstatement shall be the first Monthiversary on or next following the day we approve the application for reinstatement. Any policy loan as of the date of termination will not be reinstated. The cash value of the loan account on the date of reinstatement will be zero.

Form VL.01.09.85

DEATH BENEFIT PROVISIONS

SPECIFIED AMOUNT. The Specified Amount is as shown on Page 3, unless changed in accordance with the Changes section of this provision or reduced by a cash withdrawal as provided in the Withdrawal section of the Policy Value Provisons.

OPTION TYPE. The Option Type is as shown on Page 3, unless changed in accordance with the Changes section of this provision.

LIMITATION PERCENTAGE. The Limitation Percentage is a percentage based on your attained age at the beginning of the policy year equal to:

Attained Age		Limitation Percentage
40	and under	250%
41	through 45	250% minus 7% for each attained age over age 40
46	through 50	215% minus 6% for each attained age over age 45
51	through 55	185% minus 7% for each attained age over age 50
56	through 60	150% minus 4% for each attained age over age 55
61	through 65	130% minus 2% for each attained age over age 60
66	through 70	120% minus 1% for each attained age over age 65
71	through 75	115% minus 2% for each attained age over age 70
76	through 90	105%
91	through 95	105% minus 1% for each attained age over age 90

DEATH BENEFIT. The death benefit is based upon the Specified Amount, Option Type and the Limitation Percentage applicable on the date of your death.

If Option Type A is in effect, the death benefit is the greater of:

1.	The Specified Amount; or

2.	The Limitation Percentage times the cash value of this Policy on the date of your death.

If Option Type B is in effect, the death benefit is the greater of:

1.	The Specified Amount plus the cash value of this Policy on the date of your death; or

2.	The Limitation Percentage times the cash value of this Policy on the date of your death.

CHANGES. The Owner may change the Option Type after the first policy year by written request. No more than one change may be allowed within each policy year. The change will be effective on the first Monthiversary on or next following the day we receive the request. No change in the type of death benefit may be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on Page 3. The Specified Amount will be changed as follows:

1.	If the change is from Type A to Type B, the Specified Amount after such change will be equal to:

(a)	The Specified Amount prior to such change;minus

(b)	The cash value on the date of change.

2.	If the change is from Type B to Type A, the Specified Amount after such change will be equal to:

(a)	The Specified Amount prior to such change; plus

(b)	The cash value on the date of change.

Form VL.01.09.85

The Specified Amount may be increased at any time after the first policy year or decreased at any time after the second policy year. No more than one change may be allowed within each policy year. The request for change must be from the Owner in a form satisfactory to us. The change is subject to the following:

1.	Any decrease will become effective on the first Monthiversary on or next following the day we receive the request.

2.	The Specified Amount after any requested decrease may not be less than the Minimum Specified Amount shown on Page 3.

3.	The Specified Amount may not be decreased to a level where the total premiums already paid to date exceed the limits as defined by the Internal Revenue Code and applicable regulations.

4.	Any request for an increase must be applied for on a supplemental application. Such increase shall be subject to evidence of your insurability satisfactory to us. An increase shall also be subject to the sufficiency of the net cash value to cover the next monthly deduction. Any increase will become effective on the effective date shown on an endorsement to this Policy.

DEATH BENEFIT PROCEEDS. The death benefit proceeds is the amount payable by us under this Policy provided this Policy has not terminated prior to your death.

The death benefit proceeds will be equal to:

1.	The death benefit; minus

2.	Any monthly deductions due during the grace period; minus

3.	Any outstanding policy loan; plus

4.	Any unearned loan interest.

SEPARATE ACCOUNT PROVISIONS

The variable benefits under this Policy are provided through the WRL Series Life Account. Such account is referred to in this Policy as the Separate Account. The assets of the Separate Account are our property. Assets equal to the liabilities of the Separate Account will not be charged with liabilities arising out of any other business we may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of our general account. The assets of the Separate Account shall be valued as often as any policy benefits vary, but at least monthly.

SUBACCOUNTS. The Separate Account has various subaccounts. Each represents a different investment objective.

Income and realized and unrealized gains and losses from assets in each subaccount are credited to, or charged against, that subaccount without regard to income, gains, or losses in other subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that subaccount.

THE SERIES FUND. Each subaccount of the Separate Account will buy shares of a designated mutual fund.

Form VL.01.09.85

TRANSFERS AMONG SUBACCOUNTS. The Owner may transfer all or a portion of a Policy’s value in its subaccounts to other subaccounts. We reserve the right to charge a $10 fee for each transfer after the first transfer during any one policy year. This charge will be deducted from the funds transferred. We must be notified in writing on a form satisfactory to us. The transfer will take effect on the first valuation date on or following the date notice is received at our Office.

CHANGE OF INVESTMENT ADVISOR OR INVESTMENT OBJECTIVES. Unless otherwise required by law or regulation, the investment advisor of the fund or any investment objective may not be changed without our consent. Any investment objective will not be materially changed unless a statement of the change is filed with and approved by the Insurance Commissioner of the State of Ohio. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this Policy is delivered.

UNIT VALUE. Some of the policy values fluctuate with the investment results of the subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each subaccount. The unit value of each subaccount was originally established at $10 per unit. The unit value may increase or decrease from one valuation period to the next. Unit values also will vary between subaccounts.

The unit value of any subaccount at the end of a valuation period is the result of:

1.	The total value of the assets held in the subaccount. This value is determined by multiplying the number of shares of the designated mutual fund owned by the subaccount times the net asset value per share; minus

2.	The accrued risk charge for adverse mortality and expense experience. The current daily amount of this charge is equal to the net assets of the subaccount multiplied by the Mortality and Expense Risk Charge shown on Page 3; minus

3.	The accrued amount of reserve for any taxes that are determined by us to have resulted from the investment operations of the subaccount; and the result divided by

4.	The number of outstanding units in the subaccount.

The use of the unit value in determining policy values is described in the Policy Value Provisions.

POLICY VALUE PROVISIONS

NET PREMIUM. For all premium payments received which total an amount up to the first Guideline Premium shown on Page 3, the net premium from each payment is equal to:

1.	The payment received by us; multiplied by

2.	67.5%; minus

3.	A $2 fee to process such payment.

Thereafter, for all premium payments received in excess of the first Guideline Premium, the net premium from each payment is equal to:

1.	The payment received by us; multiplied by

2.	The Payment Application Percentage shown on Page 3; minus

3.	A $2 fee to process such payment.

Form VL.01.09.85

ALLOCATION OF NET PREMIUMS. Net premiums will be allocated to the subaccounts of the Separate Account on the first valuation date on or following the date the premium is received at our Office; except any net premium received prior to the Policy Date will be allocated on the first valuation date on or following the Policy Date. All net premiums allocated prior to the Record Date will be allocated to the money market subaccount. On the first valuation date on or following the Record Date, the values in the money market subaccount will be transferred to other subaccounts in accordance with the Owner’s allocation of net premiums as shown in the application.

Any allocation to a subaccount must not be less than the Minimum Allocation Percentage shown on Page 3. No fractional percentages are permitted. The allocation of future net premiums may be changed by the Owner. We reserve the right to limit such change to once each year. The request for change of allocations must be in writing. The allocation change will be effective with the first premium payment on or following the date the request for change is recorded by us.

MONTHLY, DEDUCTIONS. On each Monthiversary, a monthly deduction for this Policy will be made equal to the sum of the following:

1.	The Monthy Policy Charge of $4;

2.	The Monthly Cost of Insurance for this Policy;

3.	The charge for benefits provided by riders attached to this Policy;

4.	The Monthly First Year Issue Charge shown on Page 3. This charge is only applicable during the first policy year;

5.	For any month in which the Specified Amount is increased, a charge based on the following table:

Charge Per Thousand
Attained Age at Time of Increase	Dollars of Such Increase
0-29	$2.40
30-39	3.60
40+	4.80

Deductions will be withdrawn from each subaccount in accordance with the Owner’s allocation of monthly deductions as shown in the application. No fractional percentages can be used. The allocation of future monthly deductions may be changed by the Owner. We reserve the right to limit such change to once each year. Any allocation from a subaccount must not be less than the Minimum Allocation Percentage shown on Page 3. The request for such change must be in writing. The change will become effective on the Monthiversary on or following the date the request for change is recorded by us.

If the value of any subaccount is insufficient to pay its part of the monthly deduction, the monthly deduction will be taken on a pro rata basis from all subaccounts.

MONTHLY COST OF INSURANCE. The monthly cost of insurance on each Monthiversary is determined as follows:

1.	Divide the death benefit on the Monthiversary by 1.0032737; and

2.	Reduce the result by the cash value on the Monthiversary; and

3.	Multiply (1) minus (2) by the appropriate monthly cost of insurance rates.

Form VL.01.09.85

MONTHLY COST OF INSURANCE RATES. The monthly cost of insurance rates are based on the sex, attained age, plan of insurance and rating class of the person(s) insured. Monthly cost of insurance rates may be changed by us from time to time. A change in the cost of insurance rates will apply to all persons of the same attained age, sex, plan of insurance and rating class and whose policies have been in effect for the same length of time. The rates will not exceed those shown in the Table of Guaranteed Maximum Life Insurance Rates. These rates are based on the 1980 CSO Mortality Table, age nearest birthday.

SUBACCOUNT VALUE. At the end of any valuation period, the subaccount value is equal to the number of units that the Policy has in the subaccount, multiplied by the unit value of that subaccount.

The number of units that the Policy has in each subaccount is equal to:

1.	The initial units purchased on the Policy Date; plus

2.	Units purchased at the time additional net premiums are allocated to the subaccount; plus

3.	Units purchased through transfers from another subaccount or from the loan account; minus

4.	Those units that are redeemed to pay for monthly deductions as they are due; minus

5.	Any units that are redeemed to pay for withdrawals; minus

6.	Any units that are redeemed as part of a transfer to another subaccount or to the loan account as collateral for a policy loan.

CASH VALUE. At the end of any valuation period, the cash value of the Policy is equal to the sum of the subaccount values plus the Policy’s value in the loan account.

NET CASH VALUE. The net cash value is the amount payable upon surrender of this Policy.

The net cash value as of any date is equal to:

1.	The cash value as of such date; minus

2.	Any outstanding policy loan; plus

3.	Any unearned loan interest; minus

4.	Any remaining monthly deductions during the first policy year for the Monthly First Year Issue Charge not yet deducted.

SURRENDER. The Owner may surrender this Policy for the net cash value at any time during your lifetime. Payment will usually be made within seven days of the date we receive the written request at our Office, subject to the Policy Payment section of the General Provisions.

WITHDRAWALS. Cash withdrawals may be made at any time after the first policy year and during your lifetime. We reserve the right to limit cash withdrawals to once each year. The amount of a withdrawal may be limited to no less than the Minimum Withdrawal Amount shown on Page 3 and to no more than 50% of the net cash value. The request for a withdrawal must be from the Owner and in writing. A $25 fee will be deducted from each withdrawal amount and the balance paid to the Owner. Payment will usually be made within seven days of the date we receive the written request at our Office, subject to the Policy Payment section of the General Provisions.

The subaccounts for the withdrawal may be specified. If no subaccount is specified, the withdrawal amount will be withdrawn from each subaccount in the same manner as monthly deductions.

Form VL.01.09.85

When a withdrawal is made, the cash value shall be reduced by the amount of the withdrawal. If the death benefit is Type A, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit Provisions. No withdrawal will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on Page 3.

CONTINUATION OF INSURANCE. Insurance coverage under this Policy and any benefits provided by rider will be continued in force until the net cash value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity Date nor continue any rider beyond the date for its termination, as provided in the rider.

INSUFFICIENT VALUE. If the net cash value on any Monthiversary is not sufficient to cover the monthly deductions for the next month, this Policy shall terminate subject to the Grace Period section of the Premium Provisions.

BASIS OF COMPUTATIONS. Policy values and reserves are at least equal to those required by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.

POLICY LOANS. After the first policy year and during the continuance of this Policy, the Owner can borrow against the Policy an amount which, together with the amount of any loan already outstanding, equals 90% or less of the cash value. The amount of any policy loan may be limited to no less than $500, except as noted below.

When a loan is made, an amount equal to the loan plus interest in advance until the next anniversary will be withdrawn from the Separate Account and transferred to the loan account. The Owner may specify the subaccount or subaccounts from which the withdrawal will be made. If no subaccount is specified, the withdrawal will be made from each subaccount in the same manner as monthly deductions.

The loan date is the date we process a loan request. Payment will usually be made within seven days of the date we receive the loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

While this Policy is in force, any loan may be repaid. Any amounts received on this Policy will be considered premiums unless clearly marked as loan repayments.

Interest on any loan will be at the policy loan rate of 7.4%, payable annually in advance. Interest is due at each anniversary. Interest not paid when due will be added to the loan and will bear interest at the same rate.

The guaranteed rate of return for amounts in the loan account is 4%. We may declare a higher current rate.

At each Monthiversary, we will compare the amount of the outstanding loan (including interest in advance until the next anniversary, if not paid) to the amount in the loan account. We will also make this comparsion anytime the Owner repays all or part of the loan. At each such time, if the amount of the outstanding loan exceeds the amount in the loan account, we will withdraw the difference from the Separate Account and transfer it to the loan account, in the same fashion as when a loan is made. If the amount in the loan account exceeds the amount of the outstanding loan, we will withdraw the difference from the loan account and transfer it to the Separate Account. We will allocate such transfers among subaccounts in the same manner as premiums are allocated.

Form VL.01.09.85

Option C - Fixed Period. The proceeds left on deposit with us to be paid in equal installments. The installments may not exceed 25 years and will be determined from the following table:

Fixed		Fixed		Fixed		Fixed
Period	Monthly	Period	Monthly	Period	Monthly	Period	Monthly
(Yrs)	Installment	(Yrs)	Installment	(Yrs)	Installment	(Yrs)	Installment
1	$84.65	7	$13.38	13	$7.94	19	$5.97
2	43.05	8	11.90	14	7.49	20	5.75
3	29.19	9	10.75	15	7.10	21	5.56
4	22.27	10	9.83	16	6.76	22	5.39
5	18.12	11	9.09	17	6.47	23	5.24
6	15.35	12	8.46	18	6.20	24	5.09
						25	4.96

Option D - Life Income. The proceeds left on deposit with us to be paid in equal installments determined from the following table. Such installments are payable:

1.	During your lifetime only (Life Annuity); or

2.	During a fixed period certain and for your remaining lifetime (Certain Period); or

3.	Until the sum of installments paid equals the proceeds applied and for your remaining lifetime (Installment Refund).

	MALE				FEMALE
	Life	Certain	Period	Installment	Life	Certain	Period	Installment
Age	Annuity	5 yrs	10 yrs	Refund	Annuity	5 yrs	10 yrs	Refund
50	$4.79	$4.77	$4.71	$4.54	$4.35	$4.35	$4.33	$4.24
55	5.27	5.24	5.14	4.92	4.75	4.74	4.70	4.57
60	5.91	5.85	5.68	5.39	5.27	5.25	5.17	4.99
65	6.77	6.66	6.35	6.01	5.98	5.94	5.80	5.55
70	8.00	7.77	7.17	6.83	7.04	6.94	6.63	6.32
75	9.79	9.28	8.07	7.94	8.66	8.39	7.64	7.39
80	12.44	11.22	8.93	9.48	11.16	10.39	8.64	8.85
85	16.52	13.59	9.54	11.70	15.03	12.81	9.33	10.81

Option E - Joint and Survivor Life Income. The proceeds left with us to be paid in equal installments during the joint lifetime of two payees:

1. Continuing upon the death of the first payee for the remaining lifetime of the survivor; or	2. Reduced by one-third upon the death of the first payee and continuing for the remaining lifetime of the survivor.

Joint Life Income with Full Amount to Survivor	Joint Life Income with 2/3 to Survivor

Age Nearest Birthday Female	55	60	65	Age Nearest Birthday Male				65	70	75
				70	75	55	60
50	$4.10	$4.18	$4.23	$4.28	$4.31	$4.52	$4.70	$4.89	$5.10	$5.32
55	4.31	4.43	4.53	4.61	4.66	4.75	4.96	5.18	5.43	5.69
60	4.52	4.71	4.88	5.01	5.11	4.99	5.25	5.53	5.84	6.16
65	4.71	4.99	5.25	5.49	5.68	5.27	5.59	5.94	6.33	6.73
70	4.88	5.25	5.65	6.04	6.38	5.59	5.98	6.43	6.94	7.49
75	5.02	5.48	6.01	6.60	7.20	5.95	6.42	6.99	7.66	8.41
80	5.13	5.65	6.30	7.10	8.01	6.33	6.88	7.58	8.44	9.47

Form VL.01.09.85